Exhibit 99.1

Angeion Corporation
350 Oak Grove Parkway
St. Paul, MN 55127 USA
Telephone: (651) 484-4874
Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Angeion Corporation Reports Second Quarter Results

Highlights

•      Launch of new Platinum Elite™ body plethysmograph generating momentum globally

•      Initiative to address COPD (chronic obstructive pulmonary disease) expanding into the physician office now under way

•      Margin improvement driven by favorable product mix and cost reductions

•      Net income improved on a sequential quarter-over-quarter basis

ST. PAUL, Minn. - (June 4, 2008) — Angeion Corporation (NASDAQ: ANGN) today reported results for its fiscal 2008 second quarter ended April 30, 2008.

For the 2008 second quarter, Angeion announced a net loss of $373,000, or $0.09 per diluted share, on revenues of $7.3 million. This compares to 2007 second quarter net income of $453,000, or $0.11 per diluted share, on revenues of $10.0 million.  Angeion’s 2008 second quarter revenues were adversely affected by $1.9 million compared to the 2007 second quarter due to the conclusion of a customer’s nonrecurring clinical trial program.

The Company reported that its gross margin rose to 52.4 percent in the fiscal 2008 second quarter, up from 50.5 percent in the year-earlier quarter. The increase primarily resulted from an improved mix of higher-margin medical products.

“In spite of soft results, which were impacted by many of the same challenges we faced in our first quarter, we made important progress on several strategic fronts in the second quarter,” said Rodney A. Young, Angeion’s president and chief executive officer. “In response to changing dynamics in our business, we restructured the organization to reduce expenses and align our resources to better position Angeion for future growth and profitability.  In addition, we globally introduced our new Platinum Elite body plethysmograph pulmonary function diagnostic system. We also formally initiated our Physician Office Program marketing and sales campaign, specifically designed to expand

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the use of our pulmonary-lung function products to address the rapidly growing challenge of diagnosing and treating COPD patients and other chronic lung function diseases.  In the second quarter, our margins improved year over year as the result of favorable product mix and focused expense management.  Lastly, we held our European international distribution partner strategy conference with an objective to accelerate overall business growth for the remainder of this fiscal year and develop plans to gain market share with our new Platinum Elite plethysmograph system.”

On a sequential basis, while fiscal 2008 second quarter revenues decreased by $192,000 from fiscal 2008 first quarter revenues of $7.5 million, net income improved by $302,000. The sequential second quarter net income gain related primarily to improved gross margin and reduced operating expenses resulting from cost-reduction initiatives implemented at the end of the first quarter.

For the six months ended April 30, 2008, Angeion reported a net loss of $1.0 million, or $0.26 per diluted share, on revenues of $14.8 million.  This compares to net income of $942,000, or $0.22 per diluted share, on revenues of $20.6 million for the 2007 six-month period.  Year-over-year 2008 six-month revenues were adversely affected by $4.2 million due to the conclusion of the clinical trial program noted above. In its 2007 fourth quarter release, Angeion indicated that it expected revenues from its largest clinical research customer to be at a notably reduced level in 2008 due to an unanticipated early end of this trial. This resulted in the adverse effect on 2008 second quarter and six-month results.

Sales to Angeion’s large clinical research customer accounted for 3.3 percent of revenues in the second quarter of 2008, versus 23.3 percent in the second quarter of 2007.  On a year-to-date basis, sales to this customer accounted for 5.0 percent of revenues compared to 23.8 percent in the year-earlier six-month period.  Excluding sales to this customer, revenues for the first half of 2008 declined by 10.2 percent from a year ago.  The decrease in revenues was also due in part to the delayed launch of MedGraphics’ Platinum Elite cardiopulmonary diagnostic product which did not begin shipping until the latter part of the second quarter.

As previously disclosed, during the first quarter of fiscal 2008 Angeion incurred a $194,000 operating expense severance charge related to a quarter-end reduction in force. The Company made further reductions in the second quarter, and as a result, recorded an additional operating expense severance charge of $172,000.  Angeion expects annual cost savings of approximately $1.5 million related to these first and second quarter actions.

Year to date, Angeion has taken $366,000 in severance charges, which, when added back to the $1,048,000 GAAP basis net loss for the 2008 six months, yields an adjusted net loss for the 2008 first half of $682,000.  With an additional add-back of $828,000 related to 2008 first half, non-cash charges for depreciation, amortization and FAS123 stock-based compensation expense, the Company yielded 2008 six-month pro-forma positive net income of $146,000.

A reconciliation of GAAP basis net loss to pro-forma basis net income follows:

Six Months Ended April 30, 2008
GAAP basis net loss	$(1,048,000)
Severance charges	366,000
GAAP basis net loss before severance charges	$(682,000)
Depreciation and amortization expense	611,000
Stock-based compensation expense	217,000
Pro-forma basis net income	$146,000

From a cash management perspective, Angeion generated $283,000 in positive operating cash flow in the first half of fiscal 2008, compared to negative operating cash flow of $1,062,000 in the first half of 2007.  Cash on hand at April 30, 2008, was $7.1 million compared to $6.9 million at the end of fiscal 2007.  The Company has no debt.

Looking Ahead For 2008 And Beyond

Said Young, “Our strategy to drive sales growth and improve profitability is planned for both our U.S. and international markets. Going forward, all of our efforts are driven to achieve profitability in 2008, although there is one variable, the economy, that is not predictable.  Yet, we believe we are positioned for a successful last half of 2008. Companywide, the entire organization is intensely focused on achieving these objectives.” Our goals are to:

•      Launch additional new products, including new products for the international, university sports medicine, and corporate wellness and prevention markets;

•      Execute our recently introduced Physician Office Program targeted sales and marketing campaign for COPD. This is expected to increase awareness and drive demand for the Company’s non-invasive pulmonary function diagnostic systems;

•      Increase Angeion’s presence in commercial fitness markets;

•      Enhance the Company’s international distribution channel and continue to add new partners to grow Angeion’s international presence;

•      Pursue new client accounts in the clinical research arena; and

•      Continue cost-management initiatives to further increase gross margins and decrease operating expenses.

Concluded Young, “We are confident that our recently launched products, strong product pipeline, new marketing and sales campaigns (i.e. our Physician Office Program), additional focus on expense management, international business expansion, and exploration into new markets, will have a notable impact on our future growth and bring success in our current fiscal year and beyond.”

Investor Conference Call

Angeion will hold an investment community conference call today, Wednesday, June 4, 2008, beginning at 4:00 p.m. CDT. Rodney Young, President and CEO, and William

Kullback, SVP and CFO, will review second quarter performance and discuss the Company’s strategies. To join the conference call, dial #: 1-800-218-0530 (international 1-303-262-2211). A replay of the conference call will be available one hour after the call ends through 11:59 p.m. CDT on Monday, June 9, 2008. To access the replay, dial 1-800-405-2236 (international 1-303-590-3000) and enter passcode: 11114201#. Additional information about Angeion, including copies of this and other press releases and additional financial and statistical information about Angeion, is available at www.angeion.com.

About Angeion Corporation

Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand and trade names. These cardiorespiratory diagnostic systems have a wide range of applications in healthcare as well as health and fitness. The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities. For more information about Angeion, visit www.angeion.com.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties. Our actual results may differ materially depending on a variety of factors including: (i) our ability to successfully operate our business including our ability to develop, improve, and update our cardiorespiratory diagnostic products and successfully sell these products under the MedGraphics and New Leaf Fitness brand names into existing and new markets, (ii) our ability to establish our cost structure at a level that is appropriate to our near to mid-term revenue expectations that will enable us to increase revenues and profitability as opportunities develop, (iii) our ability to achieve constant margins for our products and consistent and predictable operating expenses in light of variable revenues from our clinical research customers, (iv) our ability to effectively manufacture and ship products in required quantities to meet customer demands, (v) our ability to expand our international revenue through our distribution partners and our Milan, Italy representative branch office; (vi) our ability to successfully defend ourselves from product liability claims related to our cardiorespiratory diagnostic products and claims associated with our prior cardiac stimulation products, (vii) our ability to protect our intellectual property, (viii) our ability to develop and maintain an effective system of internal controls and procedures and disclosure controls and procedures, and (ix) our dependence on third-party vendors.

Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the above discussion is qualified in its entirety by, the other risk factors that are described from time to time in the Company’s Securities and

Exchange Commission reports, including the Annual Report on Form 10-K for the year ended October 31, 2007.

Contact:                 William J. Kullback, SVP & Chief Financial Officer, (651) 766-3492

— Financials Follow —

ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings

(unaudited, in thousands except per share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2008	2007	2008	2007
Revenues
Equipment and supply sales	$6,405	$9,147	$13,037	$19,035
Service revenue	912	813	1,789	1,544
	7,317	9,960	14,826	20,579
Cost of sales
Cost of equipment and supplies	3,346	4,811	6,961	10,031
Cost of service revenue	135	123	251	235
	3,481	4,934	7,212	10,266

Gross margin	3,836	5,026	7,614	10,313

Operating expenses:
Selling and marketing	2,312	2,536	4,683	5,011
General and administrative	1,049	887	2,367	2,047
Research and development	708	693	1,326	1,368
Amortization of intangibles	182	190	364	385
	4,251	4,306	8,740	8,811

Operating income / (loss)	(415)	720	(1,126)	1,502
Interest income	42	47	105	83

Income / (loss) before taxes	(373)	767	(1,021)	1,585
Provision for taxes	—	314	27	643

Net income / (loss)	$(373)	$453	$(1,048)	$942

Earnings / (loss) per share - basic
Net income per share	$(0.09)	$0.11	$(0.26)	$0.24

Earnings / (loss) per share - diluted
Net income / (loss) per share	$(0.09)	$0.11	$(0.26)	$0.22

Weighted average common shares outstanding
Basic	4,090	3,945	4,089	3,890
Diluted	4,090	4,310	4,089	4,279

ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

April 30, 2008 and October 31, 2007

(in thousands except share and per share data)

	April 30,	October 31,
	2008	2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,089	$6,908
Accounts receivable, net of allowance for doubtful accounts of $84 and $85, respectively	5,816	7,950
Inventories	6,130	5,310
Prepaid expenses and other current assets	280	347
Total current assets	19,315	20,515

Property and equipment, net of accumulated depreciation of $2,700 and $2,453, respectively	1,168	1,302
Intangible assets, net	2,352	2,716
Total Assets	$22,835	$24,533

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,398	$1,859
Employee compensation	1,626	2,041
Deferred income	1,867	1,839
Warranty reserve	188	253
Other current liabilities and accrued expenses	373	369
Total current liabilities	5,452	6,361

Long-term liabilities:
Long-term deferred income	774	743
Total Liabilities	6,226	7,104

Shareholders’ equity:
Common stock, $0.10 par value, authorized 25,000,000 shares, issued and outstanding, 4,089,803 shares in 2008 and 4,088,445 shares in 2007	409	409
Additional paid-in capital	20,651	20,423
Accumulated deficit	(4,451)	(3,403)
Total shareholders’ equity	16,609	17,429
Total Liabilities and Shareholders’ Equity	$22,835	$24,533

ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Six Months Ended April 30,
	2008	2007
Cash Flows From Operating Activities:
Net income / (loss)	$(1,048)	$942
Adjustments to reconcile net income/(loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	611	553
Stock-based compensation	217	7
Deferred income taxes	—	467
Changes in operating assets and liabilities:
Accounts receivable	2,134	(2,123)
Inventories	(820)	205
Prepaid expenses and other current assets	67	(48)
Accounts payable	(460)	232
Employee compensation	(415)	(474)
Deferred income	59	(736)
Warranty reserve	(65)	(25)
Other current liabilities and accrued expenses	3	(62)
Net cash provided by (used in) operating activities	283	(1,062)

Cash Flows From Investing Activities:
Purchase of property and equipment	(113)	(159)
Net cash used in investing activities	(113)	(159)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock under employee stock purchase plan	11	18
Proceeds from the exercise of stock options	—	1,108
Proceeds from the exercise of warrants	—	257
Tax benefit from stock options exercised	—	155
Net cash provided by financing activities	11	1,538

Net increase in cash and cash equivalents	181	317

Cash and cash equivalents at beginning of period	6,908	4,069

Cash and cash equivalents at end of period	$7,089	$4,386

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